Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” and to the use of our report dated March 7, 2012, except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive income as described in Note 2, as to which the date is May 30, 2012, in the Registration Statement (Form S-1 No. 333-177259) and related prospectus of Armstrong Energy, Inc. and Subsidiaries (formerly Armstrong Land Company, LLC and Subsidiaries) for the registration of shares of its common stock.
/s/ Ernst & Young LLP
St. Louis, Missouri
May 30, 2012